Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS,
ISSUES SECOND HALF 2016 GUIDANCE

Dublin, California, August 18, 2016 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the second quarter ended July 30, 2016 of $.71, a 13% increase on top of an 11% gain in the prior year. Net earnings for the current year period grew to $282 million, up from $259 million last year. Sales for the 2016 second quarter rose 7% to $3.181 billion, with comparable store sales up 4% on top of 4% growth in the prior year.

For the first six months of fiscal 2016, earnings per share were $1.44, up 9% on top of a 15% increase last year. Net earnings were $573 million, up from $541 million in the prior year. Sales for the first half of 2016 rose 6% to $6.270 billion, with comparable store sales up 3% versus a 5% gain in the same period last year.

Barbara Rentler, Chief Executive Officer, commented, “Both sales and earnings results in the second quarter were ahead of our forecast. Higher merchandise gross margin during the quarter drove a 50 basis point increase in operating margin to 14.4%, up from 13.9% in the same period last year.”

Ms. Rentler continued, “During the second quarter and first six months of fiscal 2016, we repurchased 3.1 million and 6.2 million shares of common stock, respectively, for an aggregate price of $176 million in the quarter and $352 million year-to-date. As planned, we expect to buy back a total of $700 million in common stock during fiscal 2016 to complete the two-year $1.4 billion authorization approved by our Board of Directors in February 2015.”

Looking ahead, Ms. Rentler said, “For the third quarter ending October 29, 2016, we are forecasting a same store sales gain of 1% to 2% on top of a 3% increase in the prior year, and earnings per share of $.52 to $.55, compared to $.53 in last year’s third quarter. For the fourth quarter ending January 28, 2017, we are also projecting same store sales to grow 1% to 2% versus a 4% increase last year, with earnings per share expected to be $.73 to $.76, up from $.66 in the 2015 fourth quarter. Based on our first half results and second half guidance, fiscal 2016 earnings per share are now planned to increase 7% to 10% to $2.69 to $2.75, on top of a 14% gain last year.”

The Company will host a conference call on Thursday, August 18, 2016 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #60158976 until 8:00 p.m. Eastern time on August 25, 2016, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train and retain associates to execute our off-price strategies; unseasonable weather trends; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business - such breaches of our data security, or our failure or delay in detecting and mitigating a loss of personal or business information, could result in damage to our reputation, loss of customer confidence, violation (or alleged violation) of applicable laws, and could expose us to civil claims, litigation and regulatory action, and to unanticipated costs and disruption of our operations; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; natural or man-made disaster in California or in another region where we have a concentration of stores or a distribution center; increase in our labor costs; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable demographics; damage to our corporate reputation or brands; issues from importing merchandise from other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2015 and Form 10-Q and 8-Ks for fiscal 2016.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2015 revenues of $11.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,317 locations in 34 states, the District of Columbia and Guam as of July 30, 2016. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 184 dd’s DISCOUNTS® in 14 states as of July 30, 2016 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Sales	$3,180,917	$2,968,270	$6,269,912	$5,906,418

Costs and Expenses
Cost of goods sold	2,251,845	2,119,480	4,428,050	4,186,935
Selling, general and administrative	469,511	435,226	906,435	844,524
Interest expense, net	4,213	1,652	8,577	3,655
Total costs and expenses	2,725,569	2,556,358	5,343,062	5,035,114

Earnings before taxes	455,348	411,912	926,850	871,304
Provision for taxes on earnings	173,442	153,273	354,310	330,460
Net earnings	$281,906	$258,639	$572,540	$540,844

Earnings per share
Basic	$0.72	$0.64	$1.45	$1.33
Diluted	$0.71	$0.63	$1.44	$1.32

Weighted average shares outstanding (000)
Basic	393,568	404,760	394,684	406,211
Diluted	395,930	407,693	397,381	409,562

Dividends
Cash dividends declared per share	$0.1350	$0.1175	$0.2700	$0.2350

Stores open at end of period	1,501	1,424	1,501	1,424

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	July 30, 2016	August 1, 2015
Assets

Current Assets
Cash and cash equivalents	$927,718	$630,288
Short-term investments	1,213	999
Accounts receivable	97,139	88,443
Merchandise inventory	1,560,209	1,509,752
Prepaid expenses and other	127,401	129,819
Total current assets	2,713,680	2,359,301

Property and equipment, net	2,310,481	2,289,478
Long-term investments	1,325	2,613
Other long-term assets	168,748	162,180
Total assets	$5,194,234	$4,813,572

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,125,836	$1,044,875
Accrued expenses and other	397,150	405,629
Accrued payroll and benefits	228,195	225,153
Total current liabilities	1,751,181	1,675,657

Long-term debt	396,259	395,793
Other long-term liabilities	296,867	287,406
Deferred income taxes	135,597	68,202

Commitments and contingencies

Stockholders’ Equity	2,614,330	2,386,514
Total liabilities and stockholders’ equity	$5,194,234	$4,813,572

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	July 30, 2016	August 1, 2015

Cash Flows From Operating Activities
Net earnings	$572,540	$540,844
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	148,630	128,729
Stock-based compensation	36,206	29,881
Deferred income taxes	5,509	(5,528)
Tax benefit from equity issuance	22,682	37,431
Excess tax benefit from stock-based compensation	(22,682)	(37,352)
Change in assets and liabilities:
Merchandise inventory	(141,105)	(137,077)
Other current assets	(34,773)	(38,097)
Accounts payable	192,610	64,802
Other current liabilities	(13,108)	111
Other long-term, net	13,045	6,627
Net cash provided by operating activities	779,554	590,371

Cash Flows From Investing Activities
Additions to property and equipment	(147,426)	(193,108)
Increase in restricted cash and investments	(143)	(73)
Purchases of investments	—	(718)
Proceeds from investments	514	602
Net cash used in investing activities	(147,055)	(193,297)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	22,682	37,352
Issuance of common stock related to stock plans	9,862	11,312
Treasury stock purchased	(39,328)	(63,601)
Repurchase of common stock	(351,515)	(351,515)
Dividends paid	(108,084)	(96,942)
Net cash used in financing activities	(466,383)	(463,394)

Net increase (decrease) in cash and cash equivalents	166,116	(66,320)

Cash and cash equivalents:
Beginning of period	761,602	696,608
End of period	$927,718	$630,288

Supplemental Cash Flow Disclosures
Interest paid	$9,053	$8,982
Income taxes paid	$313,142	$322,294